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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            STORAGE DIMENSIONS, INC.
                             A DELAWARE CORPORATION


         Storage Dimensions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 25, 1992.

         SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and 245 of General corporation Law of the State of Delaware by the Board of Directors of the Corporation.

         THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders of the Corporation pursuant to
Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: The Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:


                                       "I.

         The name of the Corporation is Storage Dimensions, Inc. (hereinafter sometimes referred to as the "Corporation").


                                       II.

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.


                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


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                                       IV.

         The Corporation is authorized to issue a total of 53,850,000 shares of stock in two classes designated respectively "Series A Preferred Stock" and "Common Stock." The total number of shares of Series A Preferred Stock the Corporation shall have authority to issue is 13,850,000, par value one-half of one cent ($.005) per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 40,000,000, par value one-half of one cent ($.005) per share.

         Undesignated shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

         For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         Upon the filing of this Amended and Restated Certificate of Incorporation (the date of such filing being referred to herein as the "Restatement Date"), each four (4) outstanding shares of Common Stock of this Corporation shall be combined into one (1) share of Common Stock. This Corporation shall not issue any fractional shares in connection with such stock split, but in lieu thereof shall pay cash for any fractional share interest based upon the fair market value of the Common Stock as determined by this Corporation's Board of Directors. Effective upon the conversion of all shares of Series A Preferred Stock into Common Stock, the authorized shares of Series A Preferred Stock shall be converted into undesignated Preferred Stock on a one-for-one basis up to an aggregate of ten million (10,000,000) shares, as set forth in section 4(h) of this Article IV.

         Series A Preferred Stock. The relative powers, preferences rights, qualifications, limitations and restrictions and other matters relating to Series A Preferred Stock are as follows:

                  1. Dividend Rights of Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to receive dividends out of any assets at the time legally available therefor, when and as declared by the Corporation's Board of Directors, at a rate determined by the Board. No cash dividends shall be paid on any Common Stock unless at the same time an equal dividend is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to the aggregate amount of such dividends payable on that number of shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.


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         2.  Preference on Liquidation.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, distributions to the stockholders of the Corporation shall be made in the following manner:

             (i) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of (A) $0.588235 per share for each share of Series A Preferred Stock then held by them, adjusted for any stock split, combination, consolidation, or stock distribution or stock dividend with respect to the Series A Preferred Stock, and (B) an amount equal to all declared but unpaid dividends on Series A Preferred Stock as provided in Section 1 above. If the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to their aggregate preferential amounts.

             (ii) After payment in full to the holders of Series A Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to clause (i) of subsection (a) of this Section 2, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to its stockholders, the amount of (A) $0.20 per share for each share of Common Stock then held by them, adjusted for any stock split, combination, consolidation, or stock distribution or stock dividend with respect to the Common Stock occurring at any time after the Restatement Date, and (B) an amount equal to all declared but unpaid dividends on the Common Stock. If the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to their aggregate preferential amounts.

             (iii) The remaining assets of the Corporation, if any, after payment in full to the holders of Series A Preferred Stock and Common Stock of all amounts exclusively payable on or with respect to said shares pursuant to clauses (i) and (ii), respectively, of subsection (a) of this Section 2, shall be distributed ratably among the holders of Series A Preferred Stock and Common Stock on an "as converted" basis. For purposes of determining distributions under this Section 2, the term "as converted" shall mean that Series A Preferred Stock shall be deemed to have been converted into Common Stock at the Conversion Price in effect for Series A Preferred Stock on the record date for such distribution.

         (b) In the event the Corporation shall propose to take any action of the type described in subsection (a) of this Section 2, the Corporation shall within ten (10) days after the date the Board of Directors approves such action or twenty (20) days prior to any stockholders' meeting called to approve such action, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of


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shares of Series A Preferred Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

                  (c) The Corporation shall not consummate any proposed action of the type described in subsection (a) of this Section 2 before the expiration of fifteen (15) days after the mailing of the initial written notice or five (5) days after the mailing of any subsequent written notice, whichever is later; provided, however, that any such 15-day or 5-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

                  (d) If the Corporation shall propose to take any action of the type described in subsection (a) of this Section 2 which will involve the distribution of assets other than cash, the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each holder of shares of Series A Preferred Stock or Common Stock.

                  3. Voting. Except as set forth in Section 5 of Article IV or as otherwise required by law, the shares of Series A Preferred Stock shall be voted together with the Common Stock at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, and shall have the voting rights and powers equal to the voting rights of the Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for the shares of Series A Preferred Stock held by him on the record date fixed for such meeting, or, if no record date is established, at the date such vote is taken or on the effective date of any such written consent, as shall be equal to the nearest whole number of shares of the Common Stock into which such holder's shares of Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting, the date of such vote or the effective date of such written consent, as the case may be.

                  4. Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows:

                  (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time at the principal office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $0.588235 by the Conversion Price determined as hereinafter provided in effect at the time of the conversion. The Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of any shares of Series A Preferred Stock shall be $2.352940, subject to adjustment as provided herein.

                  (b) Each share of Series A Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the earlier to occur of (i) the time the consent of at


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least a majority of the outstanding Series A Preferred Stock to such conversion is obtained, or (ii) the closing of the sale of securities of the Corporation pursuant to a firm commitment underwritten public offering registered with the Securities and Exchange Commission, other than on Form S-4, Form S-8 or Form S-18 or any successor form thereto.

                  (c) Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for the shares of Common Stock to be registered and to which such holder wishes such shares of Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder or to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of any such fractional share as determined by the Board of Directors of the Corporation. Such conversion shall be deemed to have been made as of the date of such surrender of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                  (d) In case after the Restatement Date the Corporation shall at any time (i) subdivide the Outstanding Common Stock, or (ii) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments in the Conversion Price of Series A Preferred Stock). In case, after the Restatement Date, the Corporation shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments in the Conversion Price of Series A Preferred Stock). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                  (e) In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation occurring after the Restatement Date, each share of the Series A Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization, or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A


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Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter issuable upon conversion.

         (f) In case:

             (i) the Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

             (ii) the Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

             (iii) the Corporation shall effect a capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation (other than a merger or other reorganization in which the Corporation is not the continuing or surviving entity);

then, and in any such case, the Corporation shall cause to be mailed to the holders of its outstanding Series A Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or such action is to be taken in connection with such reorganization, reclassification, merger or consolidation.

         (g) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder authorizations), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

         (h) Upon any conversion of Series A Preferred Stock pursuant to this
Section 4, the shares of Series A Preferred Stock which are converted shall, up to a maximum of ten million (10,000,000) shares, resume the status of authorized but undesignated Preferred Stock and all shares of Preferred Stock in excess of ten million (10,000,000) shall be canceled and shall not be deemed authorized for any purpose whatsoever. Upon conversion of all of the currently outstanding shares of Series A Preferred Stock pursuant to this Section 4, all of this
Article IV other than the first three paragraphs hereof shall be void and deemed to no longer be part of the Corporation's Certificate of Incorporation

         (i) Upon the occurrence of each adjustment or readjustment of the Conversion Price for Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and to each


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holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment showing in retail the facts upon which such adjustment or readjustment is based. The Corporation shall upon the reasonable written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

                  (j) In the event the Corporation at any time or from time to time after the Restatement Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the Corporation other than Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series A Preferred Stock.

                  (k) Any notices required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shad be deemed given if deposited in the United States mail, first class postage prepaid and addressed to each holder of record at its address appearing on the books of the Corporation.


                                       V.

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  1. The business of the Corporation shall be managed by or under the direction of the Board of Directors.

                  2. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), by the chairman of the Board, vice-chairman of the Board or president of the Corporation or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.


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                                       VI.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any action from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation, without any further corporate action on the part of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                      VII.

         The number of directors shall be fixed from time to time: (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); or (ii) by a resolution approved by holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote.


                                      VIII.

         The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for any such adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.


                                       IX.

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers


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appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


                                       X.

         Effective at such time as the Corporation becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any such action at a duly called annual or special meeting.


                                       XI.

         Effective at such time as the Corporation becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, (i) any merger or combination between the Corporation and any entity or person owning, directly or indirectly, fifteen percent (15%) or more of the Corporation's shares (an "Interested Purchaser"), and (ii) any sale by the Corporation of all or substantially all of the assets of the Corporation to an Interested Purchaser (a transaction of the type described in clauses (i) and (ii) is referred to as a "Transaction") will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote, unless either: (A) the Transaction is approved by two-thirds (2/3) of the members of the Board of Directors; or (B) as a result of the Transaction all holders of then-outstanding shares of the Corporation (other than the Interested Purchaser) receive as a result of the Transaction consideration in an amount at least equal to the highest price paid by the Interested Purchaser for any shares of the Corporation acquired by such Interested Purchaser during the thirty-six month period preceding the date of any offer or proposal to effect a Transaction. In order to satisfy the condition set forth in clause (B), the consideration paid to Stockholders as a result of the Transaction must be paid in the same form (or in the same proportions in the case where consideration was of more than one type) used to acquire the shares acquired prior to the Transaction, and, where more than one type of consideration is involved, each stockholder must receive a pro rata portion of each type of consideration is involved, each stockholder must receive a pro rata portion of each type of consideration involved.


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                                      XII.

         Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles VII, VIII, X, XI or XII or any provision thereof.


                                      XIII.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation."



                  IN WITNESS WHEREOF, the undersigned, David A. Eeg and Gene E. Bowles, Jr. have signed this Amended and Restated Certificate of Incorporation as President and Secretary, respectively, of said Storage Dimensions, Inc. this ______ day of __________, 1997.



                                             _______________________________
                                             David A. Eeg, President



                                             _______________________________
                                             Gene E. Bowles, Jr., Secretary


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